Exhibit 2.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, Performance Shipping Inc. (the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:

(1)          Common stock, $0.01 par value (the “common shares”); and

(2)          Preferred stock purchase rights (the “Preferred Stock Purchase Rights”).

The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of (i) the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) and (ii) the Company’s Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to refer to our Articles of Incorporation and Bylaws for additional information.

Please note in this description of securities, “we,” “us,” “our” and “the Company” all refer to Performance Shipping Inc. and its subsidiaries, unless the context requires otherwise.

Capitalized terms used but not defined herein have the meanings given to them in the Annual Report on Form 20-F of which this Exhibit is a part.

Purpose

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, as further amended, do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, our authorized capital stock consists of 500,000,000 common shares, par value $0.01 per share, of which 12,432,158 shares were issued and outstanding as of December 31, 2025 and April 24, 2026, respectively, and 25,000,000 preferred shares, par value $0.01 per share, of which 50,726 of our Series B Preferred Shares and 1,423,912 of our Series C Preferred Shares were issued and outstanding as of December 31, 2025 and April 24, 2026, respectively.

DESCRIPTION OF COMMON SHARES

The respective number of common shares issued and outstanding as of the last day of the fiscal year for the Annual Report on Form 20-F to which this description is attached or incorporated by reference as an exhibit, is provided on the cover page of such Annual Report on Form 20-F.

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of our preferred shares, including our existing classes of preferred shares and any preferred shares we may issue in the future.

Voting Rights

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. At any annual or special general meeting of shareholders where there is a quorum, the affirmative vote of a majority of the votes cast by holders of shares of stock represented at the meeting shall be the act of the shareholders. (Under the Articles of Incorporation, at all meetings of shareholders except otherwise expressly provided by law, there must be present in person or proxy shareholders of record holding at least one third of the shares issued and outstanding and entitled to vote at such meeting in order to constitute a quorum but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.)

Our Bylaws do not confer any conversion, redemption or preemptive rights attached to our common shares.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution.

Variation of Rights

Generally, the rights or privileges attached to our common shares may be varied or abrogated by the rights of the holders of our preferred shares, including our existing classes of preferred shares and any preferred shares we may issue in the future.

Limitations on Ownership

Under Marshall Islands law generally, there are no limitations on the right of non-residents of the Marshall Islands or owners who are not citizens of the Marshall Islands to hold or vote our common shares.

DESCRIPTION OF PREFERRED SHARES

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Description of the Series B Convertible Cumulative Perpetual Preferred Stock

On December 21, 2021, we offered to exchange up to 271,078 of our then issued and outstanding common shares for newly issued shares of our Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) at a ratio of 0.28 Series B Preferred Shares for each common share. The offer expired on January 27, 2022 and a total of 188,974 common shares were validly tendered and accepted for exchange in the offer, which resulted in the issuance of 793,657 Series B Preferred Shares.

The authorized number of Series B Preferred Shares was initially 1,200,000 and is currently 457,069 as a result of the cancellation of Series B Preferred Shares following their repurchase or conversion. 50,726 Series B Preferred Shares are currently issued and outstanding.

The following description of the terms of the Series B Preferred Shares is a summary and does not purport to be complete and qualified in its entirety by the provisions of the Amended and Restated Certificate of Designations of the Series B Preferred Shares, dated January 12, 2022, which is incorporated by reference herein.

Voting.  The Series B Preferred Shares have no voting rights except as set forth below, as set forth in the Certificate of Designation for the Series B Preferred Shares, or as otherwise provided by Marshall Islands law. Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our articles of incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares. On any matter described above in which the Series B Preferred Shareholders are entitled to vote as a class, whether separately or together with the holders of any Parity Securities, such holders will be entitled to one vote per Series B Preferred Share.

Redemption.  The Series B Preferred Shares are redeemable. At any time on or after the date that is the date immediately following the 15-month anniversary of the Original Issue Date of the Series B Preferred Shares, we may redeem, at our option, in whole or in part, the Series B Preferred Shares at a redemption price in cash equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions. The Series B Preferred Shares are not subject to mandatory redemption or to any sinking fund requirements.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series B Preferred Shares will rank (i) senior to (a) common shares and (b) all Junior Securities (as such terms is defined in the Series B Certificate of Designation), (ii) pari passu with the Parity Securities (as such term is defined in the Series B Certificate of Designation), including the Series C Preferred Shares, and (iii) junior to Senior Securities (as such term is defined in the Series B Certificate of Designation). The Series B Preferred Shares shall be entitled to receive a payment equal to $25, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) per Series B Preferred Share, in cash, concurrently with any distribution made to the holders of parity securities and before any distribution shall be made to the holders of common shares or any other junior securities. The Series B Preferred Shares holder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Conversion. Each Series B Preferred Share was convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two Series C Preferred Shares. Such Series B Preferred Share conversion right was only exercisable during a 30-day period, such period commencing on the date that is the later of (i) the date that is the date immediately following the one-year anniversary of the Original Issue Date and (ii) the date on which the Company notifies the holders of Series B Preferred Shares that the issuance of Series C Preferred Shares upon exercise of the Series B Conversion Right is covered under an effective registration statement that is filed with the SEC under the Securities Act or the date that the Company notifies the holders of Series B Preferred Shares that it has determined, in its sole discretion, that the issuance of such Series C Preferred Shares is exempt from the registration requirements of the Securities Act (the “Conversion Period”). The Conversion Period expired on March 15, 2023.  During the Conversion Period, 85,535 Series B Preferred Shares were converted to 171,070 Series C Preferred Shares.

Dividends. Dividends on each Series B Preferred Share shall be cumulative and shall accrue at a rate equal to 4.00% per annum of the liquidation preference per Series B Preferred Share from the Original Issuance Date.  When and if declared, the dividend payment dates for the Series B Preferred Shares shall be each June 15, September 15, December 15 and March 15. At the Company’s option, such dividends may be paid in common shares of the Company valued at the volume-weighted average price of the common shares for the 10 trading days prior to the Dividend Payment Date.

Listing. Currently, no market exists for the Series B Preferred Shares, and we do not intend to apply to list the Series B Preferred Shares on any stock exchange or in any trading market.

Description of the Series C Convertible Cumulative Redeemable Perpetual Preferred Stock

On October 17, 2022 (the “Original Issuance Date”), we filed a Certificate of Designation (the “Series C Certificate of Designation”) with the Registrar of Corporations of the Republic of the Marshall Islands pursuant to which we established our newly designated Series C Preferred Shares. The authorized number of Series C Preferred Shares is 1,587,314, of which 1,423,912 Series C Preferred Shares are currently issued and outstanding.

The following description of the terms of the Series C Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Series C Certificate of Designation filed as an exhibit to our Form 6-K filed on October 21, 2022 and incorporated herein by reference.

Voting.  Each holder of Series C Preferred Shares is entitled to a number of votes equal to the number of Common Shares into which such holder’s Series C Preferred Shares would then be convertible (notwithstanding the requirement that the Series C Preferred Shares are convertible only after six months following the Original Issuance Date), multiplied by 10. Except as set forth in the Series C Certificate of Designation with respect to certain matters requiring the majority vote of the Series C Preferred Shares or as required by law, the holders of Series C Preferred Shares shall vote together as one class with the holders of Common Shares on all matters submitted to a vote of our shareholders.

Redemption.  The Series C Preferred Shares are redeemable. The Company has the right at any time, on or after the date that is the date immediately following the 15-month anniversary of the Original Issuance Date, to redeem, at its option, in whole or in part, the Series C Preferred Shares, provided that on the date of any Series C redemption notice, except with respect to any redemption for cash, less than 25% of the authorized number of Series C Preferred Shares are outstanding. The redemption price per Series C Preferred Shares shall be equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption, payable in cash or, at the Company’s election, Common Shares valued at the volume-weighted average price of the Common Shares for the 10 trading days prior to the date of redemption. The Company may undertake multiple partial redemptions. The Series B Preferred Shares are not subject to mandatory redemption or to any sinking fund requirements.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series C Preferred Shares will rank (i) senior to (a) common shares and (b) all Junior Securities (as such terms is defined in the Series C Certificate of Designation), (ii) pari passu with the Parity Securities (as such term is defined in the Series C Certificate of Designation), including the Series B Preferred Shares, and (iii) junior to Senior Securities (as such term is defined in the Series C Certificate of Designation). The Series C Preferred Shares shall be entitled to receive a payment equal to $25, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) per Series C Preferred Share, in cash, concurrently with any distribution made to the holders of parity securities and before ay distribution shall be made to the holders of common shares or any other junior securities. The Series C Preferred Shares holder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Conversion. The Series C Preferred Shares are convertible into common shares (i) at the option of the holder: in whole or in part, at a rate equal to the Series C liquidation preference, plus the amount of any accrued and unpaid dividends thereon to and including the date of conversion, divided by a conversion price of $1.3576 per common share, subject to adjustment from time to time, or (ii) mandatorily: on any date within the Series C Conversion Period on which less than 25% of the authorized number of Series C Preferred Shares are outstanding and the volume-weighted average price of the common shares for the 10 trading days preceding such date exceeds 130% of the conversion price in effect on such date, the Company may elect that all or a portion of the outstanding Series C Preferred Shares shall mandatorily convert into common shares at a rate equal to the Series C liquidation preference, plus the amount of any accrued and unpaid dividends thereon to and including such date, divided by the conversion price.  The conversion price is subject to adjustment for any stock splits, reverse stock splits or stock dividends, and shall also be adjusted to the lowest price of issuance of common shares by the Company for any registered offering following the Original Issuance Date, provided that such adjusted conversion price shall not be less than $0.50. Any common shares issued upon conversion of the Series C Preferred Shares will be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

Dividends. Dividends on each Series C Preferred Share shall be cumulative and shall accrue at a rate equal to 5.00% per annum of the liquidation preference per Series C Preferred Share from the dividend payment date immediately preceding issuance.  When and if declared, the dividend payment dates for the Series C Preferred Shares shall be each June 15, September 15, December 15 and March 15. At the Company’s option, such dividends may be paid in Common Shares of the Company valued at the volume-weighted average price of the common shares for the 10 trading days prior to the Dividend Payment Date.

Listing. Currently, no market exists for the Series C Preferred Shares, and we do not intend to apply to list the Series C Preferred Shares on any stock exchange or in any trading market.

DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS

On December 20, 2021, we entered into a new Stockholders’ Rights Agreement, or the Rights Agreement, with Computershare Inc. as Rights Agent. Pursuant to the Rights Agreement, each share of our common stock includes one right, or a Right, that entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $750.00, subject to specified adjustments. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 10% or more of our common stock in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if we are acquired in a merger or other business combination after an acquiring person acquires 10% or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Under the Rights Agreement's terms, it will expire on December 20, 2031.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.

We have summarized the material terms and conditions of the Rights Agreement and the related Rights below.

Distribution and Transfer of Rights; Rights Certificates

The board of directors has declared a dividend of one Right for each outstanding Common Share. Prior to the Distribution Date referred to below:

•
the Rights will be evidenced by and trade with the certificates for the Common Shares (or, with respect to any uncertificated Common Shares registered in book entry form, by notation in book entry), and no separate rights certificates will be distributed;

•
new Common Shares certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference (for uncertificated Common Shares registered in book entry form, this legend will be contained in a notation in book entry); and

•
the surrender for transfer of any certificates for Common Shares (or the surrender for transfer of any uncertificated Common Shares registered in book entry form) will also constitute the transfer of the Rights associated with such Common Shares.

Rights will accompany any new Common Shares that are issued after the Record Date.

Distribution Date

Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Shares and become exercisable following the earlier of (i) the 10th calendar day (or such later date as may be determined by the board of directors) after the public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 10% or more of the Common Shares; or (ii) the 10th business day (or such later date as may be determined by the board of directors) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of 10% or more of the Common Shares. For purposes of the Rights Agreement, beneficial ownership is defined to include the ownership of derivative securities.

The date on which the Rights separate from the Common Shares and become exercisable is referred to as the “Distribution Date.”

After the Distribution Date, the Company will mail Rights certificates to the Company’s stockholders (and in the case of uncertificated shares, by notation in book entry accounts reflecting ownership) as of the close of business on the Distribution Date and the Rights will become transferable apart from the Common Shares. Thereafter, such Rights certificates alone will represent the Rights.

Preferred Shares Purchasable Upon Exercise of Rights

After the Distribution Date, each Right will entitle the holder to purchase, for the Exercise Price, one one-thousandth of a Preferred Share having economic and other terms similar to that of one Common Share. This portion of a Preferred Share is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one Common Share, and should approximate the value of one Common Share.

More specifically, each one one-thousandth of a Preferred Share, if issued, will, among other things:

•	not be redeemable;

•
entitle holders to quarterly dividend payments in an amount per share equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders of Series A Participating Preferred Stock to 1,000 votes on all matters submitted to a vote of the stockholders of the Company.

Flip-In Trigger

If an Acquiring Person obtains beneficial ownership of 10% or more of the Common Shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip-Over Trigger

If, after an Acquiring Person obtains 10% or more of the Common Shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Redemption of the Rights

The Rights will be redeemable at the Company's option for $0.01 per Right (payable in cash, Common Shares or other consideration deemed appropriate by the board of directors) at any time on or prior to the 10th business day (or such later date as may be determined by the board of directors) after the public announcement that an Acquiring Person has acquired beneficial ownership of 10% or more of the Common Shares. Immediately upon the action of the board of directors ordering redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the $0.01 redemption price. The redemption price will be adjusted if the Company undertakes a stock dividend or a stock split.

Exchange Provision

At any time after the date on which an Acquiring Person beneficially owns 10% or more of the Common Shares and prior to the acquisition by the Acquiring Person of 50% of the Common Shares, the board of directors may exchange the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, for Common Shares at an exchange ratio of one Common Share per Right (subject to adjustment). In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one Common Share.

Expiration of the Rights

The Rights expire on the earliest of (i) 5:00 p.m., New York City time, on December 20, 2031 (unless such date is extended); or (ii) the redemption or exchange of the Rights as described above.

Amendment of Terms of Rights Agreement and Rights

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights in order to (i) cure any ambiguities; (ii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iii) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Voting Rights; Other Stockholder Rights

The Rights will not have any voting rights. Until a Right is exercised, the holder thereof, as such, will have no separate rights as stockholder of the Company.

Anti-Dilution Provisions

The board of directors may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or Common Shares.

Taxes

The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

DESCRIPTION OF WARRANTS

Class A Warrants

On June 1, 2022, we completed a public offering of 508,000 units (as adjusted for the one-for-fifteen reverse stock split effective on November 15, 2022), each unit consisting of (i) one common share or a pre-funded warrant to purchase one common share at an exercise price equal to $0.01 per common share, and (ii) one Class A Warrant to purchase one common share at an initial exercise price equal to $15.75 per Common Share (a “Class A Warrant”), at a public offering price of $15.75 per unit.

At the time of the closing, the underwriters exercised and closed on part of their over-allotment option, and purchased Class A Warrants to purchase up to 59,366 common shares.

As of April 24, 2026, Class A Warrants to purchase up to 567,366 common shares are outstanding.

The following summary of certain terms and provisions of the Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, which was filed as Exhibit 4.2 to our Current Report on Form 6-K filed with the SEC on June 2, 2022 and is incorporated herein by reference.

Exercisability. The Class A Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Class A Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. We may be required to pay certain amounts as liquidated damages as specified in the warrants in the event we do not deliver common shares upon exercise of the warrants within the time periods specified in the warrants. No fractional common shares will be issued in connection with the exercise of a warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the Class A Warrants per whole common share purchasable upon exercise of the warrants is $15.75. The exercise price and number of common shares issuable on exercise of the Class A Warrants are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the Class A Warrants may also be reduced to any amount not less than $7.50 (as adjusted for stock splits, reverse stock splits or stock dividends) and for any period of time at the sole discretion of our board of directors.

 Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to list the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Class A Warrants will be limited.

Warrant Agent. The Class A Warrants were issued in registered form under a warrant agreement between Computershare Trust Company, N.A., as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, we or the successor entity, at the request of a holder of Class A Warrants, will be obligated to purchase any unexercised portion of such Class A Warrants in accordance with the terms of the Class A Warrants.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Governing Law. The Class A Warrants and the warrant agreement are governed by New York law.

July 2022 Warrants

On July 19, 2022, we issued approximately 1,133,333 of our common shares in a registered direct offering concurrently with a private placement of July 2022 Warrants to purchase up to approximately 1,133,333 common shares, each exercisable to purchase one common share for an initial exercise price of $5.25, for a purchase price of $5.25 per common share and Warrant. This private placement transaction was conducted pursuant to a Securities Purchase Agreement dated July 18, 2022.

July 2022 Warrants to purchase up to 1,033,333 common shares are currently outstanding.

The following summary of certain terms and provisions of the July 2022 Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of July 2022 Warrant, which was filed as Exhibit 4.3 to our Current Report on Form 6-K filed with the SEC on July 20, 2022 and is incorporated herein by reference.

Exercisability. The exercise price for the July 2022 Warrants per whole common share purchasable upon exercise of the warrants is currently $1.65, as adjusted pursuant to the terms of the July 2022 Warrants subsequent to their issuance. The July 2022 Warrants are exercisable for a period of five and a half years commencing on the date of issuance. The July 2022 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the July 2022 Warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the July 2022 Warrants, the holder may, in its sole discretion, elect to exercise the July 2022 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the July 2022 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the July 2022 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price of the July 2022 Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors subject to a floor price of $1.65 (as adjusted for stock splits, reverse stock splits or stock dividends). In addition, the exercise price is also subject to an anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price, subject to a floor price of $1.65 (as adjusted for stock splits, reverse stock splits or stock dividends).

The Warrants require “buy-in” payments to be made by us for failure to deliver any shares of common stock issuable upon exercise.

Exchange Listing. There is no established trading market for the July 2022 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the July 2022 Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the July 2022 Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the July 2022 Warrant following such fundamental transaction. In addition, the successor entity, at the request of warrant holders, will be obligated to purchase any unexercised portion of the July 2022 Warrants in accordance with the terms of such Warrants.

Rights as a Shareholder. Except as otherwise provided in the July 2022 Warrants or by virtue of such holder’s ownership of our common shares, the holder of a July 2022 Warrant will not have the rights or privileges of a holder of our common shares, including any voting rights, until the issuance of common shares upon exercise of the warrant.

Resale/Registration Rights. We were required to file a registration statement providing for the resale of the common shares issued and issuable upon the exercise of the July 2022 Warrants and to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.  Such registration statement on Form F-3 (File No. 333-266946) was declared effective on August 29, 2022.

August 2022 Warrants

On August 16, 2022, we issued approximately 2,222,222 of our common shares and August 2022 Warrants to purchase up to approximately 2,222,222 common shares in a registered direct offering, each exercisable to purchase one common share for an initial exercise price of $6.75, for a purchase price of $6.75 per share and August 2022 Warrant. This issuance was conducted pursuant to a Securities Purchase Agreement dated August 12, 2022.

August 2022 Warrants to purchase up to 2,122,222 common shares are currently outstanding.

The following summary of certain terms and provisions of the August 2022 Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the form of August 2022 Warrant, which was filed as Exhibit 4.3 to our Current Report on Form 6-K filed with the SEC on August 17, 2022 and is incorporated herein by reference.

Exercisability. The exercise price for the August 2022 Warrants per whole common share purchasable upon exercise of the warrants is currently $1.65, as adjusted pursuant to the terms of the August 2022 Warrants subsequent to their issuance. The August 2022 Warrants are exercisable for a period of five years commencing on the date of issuance. The August 2022 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the August 2022 Warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the August 2022 Warrants, the holder may, in its sole discretion, elect to exercise the August 2022 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the August 2022 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the August 2022 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price of the August 2022 Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors subject to a floor price of $1.65 (as adjusted for stock splits, reverse stock splits or stock dividends). In addition, the exercise price is also subject to an anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price, subject to a floor price of $1.65 (as adjusted for stock splits, reverse stock splits or stock dividends).

The Warrants require “buy-in” payments to be made by us for failure to deliver any shares of common stock issuable upon exercise.

Exchange Listing. There is no established trading market for the August 2022 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the August 2022 Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the August 2022 Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the August 2022 Warrant following such fundamental transaction. In addition, the successor entity, at the request of warrant holders, will be obligated to purchase any unexercised portion of the August 2022 Warrants in accordance with the terms of such Warrants.

Rights as a Shareholder. Except as otherwise provided in the August 2022 Warrants or by virtue of such holder’s ownership of our common shares, the holder of an August 2022 Warrant will not have the rights or privileges of a holder of our common shares, including any voting rights, until the issuance of common shares upon exercise of the warrant.

Series A Warrants

On March 3, 2023, we issued 5,556,000 of our common shares, Series A Warrants to purchase up to 3,611,400 common shares and Series B Warrants to purchase up to 4,167,000 common shares in a registered direct offering, with each Series A Warrant and Series B Warrant exercisable to purchase one common share for an initial exercise price of $2.25, for a purchase price of $2.25 per share, 0.65 of a Series A Warrant and 0.75 of a Series B Warrant. This issuance was conducted pursuant to a Securities Purchase Agreement dated February 28, 2023.

Series A Warrants to purchase up to 14,300 common shares are currently outstanding.

The following summary of certain terms and provisions of the Series A Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Series A Warrant, which was filed as Exhibit 4.3 to our Current Report on Form 6-K filed with the SEC on March 3, 2023 and is incorporated herein by reference.

Exercisability. The Series A Warrants are exercisable for a period of five years commencing on the date of issuance. The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Series A Warrants under the Securities Act is not effective or available at any time after the date of issuance of the Series A Warrants, the holder may, in its sole discretion, elect to exercise the Series A Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Series A Warrant.

Exchangeability. Each Series A Warrant is exchangeable for one common share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Series A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Series A Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Series A Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price of the Series A Warrants may also be reduced to any amount not below $0.11 and for any period of time at the sole discretion of our board of directors.

The Series A Warrants require “buy-in” payments to be made by us for failure to deliver any common shares issuable upon exercise.

Exchange Listing. There is no established trading market for the Series A Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series A Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Series A Warrants with the same effect as if such successor entity had been named in the Series A Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Series A Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of Series A Warrant holders, will be obligated to purchase any unexercised portion of the Series A Warrants in accordance with the terms of such Series A Warrants.

Rights as a Shareholder. Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Series A Warrant will not have the rights or privileges of a holder of our common shares, including any voting rights, until the issuance of common shares upon exercise or exchange of the Series A Warrant.

Series B Warrants

On March 3, 2023, we issued 5,556,000 of our common shares, Series A Warrants to purchase up to 3,611,400 common shares and Series B Warrants to purchase up to 4,167,000 common shares in a registered direct offering, with each Series A Warrant and Series B Warrant exercisable to purchase one common share for an initial exercise price of $2.25, for a purchase price of $2.25 per share, 0.65 of a Series A Warrant and 0.75 of a Series B Warrant. This issuance was conducted pursuant to a Securities Purchase Agreement dated February 28, 2023.

Series B Warrants to purchase up to 4,097,000 common shares are currently outstanding.

The following summary of certain terms and provisions of the Series B Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Series B Warrant, which was filed as Exhibit 4.4 to our Current Report on Form 6-K filed with the SEC on March 3, 2023 and is incorporated herein by reference.

Exercisability. The Series B Warrants are exercisable for a period of five years commencing on the date of issuance. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Series B Warrants under the Securities Act is not effective or available at any time after the date of issuance of the Series B Warrants, the holder may, in its sole discretion, elect to exercise the Series B Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Series B Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Series B Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the Series B Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Series B Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price of the Series B Warrants may also be reduced to any amount not below $0.11 and for any period of time at the sole discretion of our board of directors.

The Series B Warrants require “buy-in” payments to be made by us for failure to deliver any common shares issuable upon exercise.

Exchange Listing. There is no established trading market for the Series B Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series B Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Series B Warrants with the same effect as if such successor entity had been named in the Series B Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Series B Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of Series B Warrant holders, will be obligated to purchase any unexercised portion of the Series B Warrants in accordance with the terms of such Series B Warrants.

Rights as a Shareholder. Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Series B Warrant will not have the rights or privileges of a holder of our common shares, including any voting rights, until the issuance of common shares upon exercise of the Series B Warrant.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Our amended and restated articles of incorporation provide that the board of directors may only change the number of directors by a vote of not less than two-thirds of the entire board. Directors are elected annually on a staggered basis, and each shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside the Marshall Islands. Special meetings may be called for any purpose or purposes at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. Shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings, present in person or by proxy, will constitute a quorum at all meetings of shareholders.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Business Corporations Act, or the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties.

Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the extent authorized by the BCA, if such individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Under the BCA, our amended and restated articles of incorporation and our amended and restated bylaws, any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the preceding year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Registrar and Transfer Agent

The board of directors has the power and authority to make such rules and regulations as they may deem expedient concerning the issuance, registration and transfer of shares of the Company’s stock, and may appoint transfer agents and registrars thereof.

Listing

Our common shares are listed on The Nasdaq Capital Market under the symbol “PSHG.”

Comparison of Marshall Island Law to Delaware Law

The following table provides a comparison between some statutory provisions of the Delaware General Company Law and the Marshall Islands Business Corporations Act relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or outside the Marshall Islands.	May be held within or outside Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Marshall Islands	Delaware
Shareholders’ Voting Rights
Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Marshall Islands	Delaware

Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Marshall Islands	Delaware
•	Alters or abolishes any preferential right of any outstanding shares having preference; or
•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of  $50,000 or less.